EXHIBIT 10.4
AMENDED AND RESTATED LEASE
     THIS AMENDED AND RESTATED LEASE (the “Lease”) is made and entered into by and between Papago Paragon Partners, L.L.C., an Arizona limited liability company (“Landlord”) and Syntax-Brillian Corporation, a Delaware corporation, formerly Brillian Corporation (“Tenant”), as of January 1, 2007 (the “Effective Date”).
RECITALS:
     A. Landlord and Tenant each had a leasehold relationship with Three-Five Systems, Inc., a Delaware corporation (“3/5”), with respect to the real property and improvements located at 1600 Desert Drive, Tempe, Arizona (the “Project”). Landlord was the Lessor and 3/5 was the Lessee under the Lease Agreement dated December 30, 2004 (the “Master Lease”). Tenant was the Sublessee and 3/5 was the Sublessor under the Second Amended and Restated Real Property Sublease Agreement dated December 22, 2004 (the “Sublease”).
     B. 3/5 filed bankruptcy and rejected the Master Lease. Simultaneous with the rejection of the Master Lease, the Sublease was converted to a direct lease between Landlord and Tenant without any interruption in or termination of the Sublease or any of Tenant’s rights under the Sublease.
     C. Landlord and Tenant now wish to reaffirm and continue the rights and obligations of the Tenant under the Sublease and the Master Lease, as direct obligations of Tenant to Landlord, and rights of Tenant with respect to use and enjoyment of the Premises (defined below) and applicable other portions of the Project.
     D. Therefore, by the signatures of the parties below, Landlord and Tenant that the Sublease, as amended and restated herein, has not terminated and continues in full force and effect from the original date of the Sublease and that the Sublease (as amended and restated herein) shall constitute the entire agreement between Landlord and Tenant as it pertains to the Premises and the Project, and that that Tenant shall be entitled to use and enjoy while it is not in default (after the giving of any required notice of default and the expiration of any cure periods) of the obligations recited in the Sublease.
BASIC LEASE PROVISIONS
1. Description of Premises and Building:
     A. Premises: Suites 100, 150 (only from July 1, 2007 through the Expiration Date) and 200 shown on Exhibit A in the Building. The Premises includes the right to use in common with others the lobby, plaza and sidewalk areas, access ways and parking areas, and other areas designated by Landlord from time to time for public use in common with Landlord, other tenants or occupants of the Building and their visitors, invitees, employees, agents and contractors (the “Common Areas”). The Common Areas will be subject to the exclusive management and control of Landlord.
     B. Usable Area of the Premises: From the Effective Date through June 30, 2007, approximately fifty-one thousand, one hundred seventy-eight (51,178) square feet. From July 1, 2007 through the Expiration date, approximately fifty-two thousand, five hundred twenty (52,520) square feet.
     C. Rentable Area of the Premises: From the Effective Date through June 30, 2007, approximately fifty-eight thousand one hundred twenty-five (58,125) square feet. From July 1, 2007 through the Expiration date, approximately fifty-nine thousand, four hundred sixty-seven (59,467) square feet.
     D. Building: The building located at 1600 N. Desert Drive, Tempe, Arizona with all common areas and appurtenant parking facilities all as shown on Exhibit B.

     2. Term (Article 2): The Term of the Lease shall be extended to expire on December 31, 2010 (the “Expiration Date”).
3. Base Rent (Article 3):

Period	Monthly Base Rent*
January 1 through June 30, 2007	$66,105.08
July 1 through December 31, 2007	$67,631.32
January 1 through December 31, 2008	$69,660.14
January 1 through December 31, 2009	$71,749.91
January 1 through December 31, 2010	$73,902.61

*	Monthly Base Rent is subject to applicable rental tax
4. Additional Rent (Article 4): Tenant’s Percentage Share: A percentage calculated to three decimal points of which the Rentable Area of the Premises is the numerator and the Rentable Area of the office space in the Building is the denominator, or approximately: (a) 63% from January 1 through June 30, 2007, and (b) 64.5% from July 1, 2007 through the Expiration Date (Article I and Section 4.2)
5. Security Deposit: Waived (Article 5)
6. Brokers (Article 28): None
7. Permitted Use: General office and, to the extent allowable under all applicable zoning ordinances and in compliance with the Declarations of Covenants, Conditions and Restrictions for Papago Park Center, light manufacturing uses associated with the manufacturing of HDTV’s and digital entertainment products (Section 6.1)
8. Addresses for Notices (Article 27):

To:	Tenant
	Syntax-Brillian Corporation	with a copy at the same time to:
	1600 N. Desert Drive	Greenberg Traurig, LLP
	Tempe, AZ 85281	2375 E. Camelback Road, Suite 700
	Attention: Wayne Pratt	Phoenix, AZ 85016
	Fax: (602) 389-8869	Attention: Karl A. Freeburg, Esq.
Fax: (602) 445-8100

To:	Landlord	with a copy at the same time to:
	Papago Paragon Partners, L.L.C.	Bonnett, Fairbourn, Friedman & Balint
	7202 E. Carefree Drive, Suite 200	2901 N. Central Avenue, Suite 1000
	Carefree, AZ 85377	Phoenix, AZ 85012
	Attention: Douglas A. Dragoo	Attention: Michael Beethe, Esq.
	Fax: (480) 488-4780	Fax: (602) 274-1199

9. Guarantor:	None.

10. Exhibits:	Exhibit A – Premises
Exhibit B – Site Plan
Exhibit C – Intentionally Deleted
Exhibit D – Permitted Alterations

Exhibit E – Rules and Regulations
Exhibit F – Estoppel Certificate
Schedule 1 – Clean Room Equipment
Schedule 2 – Hazardous Materials

STANDARD LEASE PROVISIONS
ARTICLE 1 — PREMISES
     Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord for the Term according to this Lease. Except as set forth in this Lease, Landlord has not made any representation or warranty with respect to the condition of the Premises or the Building or their suitability or fitness for the conduct of the Permitted Use, and Tenant acknowledges that it has had a full opportunity to make its own determination in this regard.
ARTICLE 2 — TERM
     The Term of the Lease shall expire on the Expiration Date, unless otherwise terminated sooner as set forth herein.
ARTICLE 3 — RENT; LATE CHARGES
     3.1 Base Rent; Rent. Tenant agrees to pay Base Rent for the Premises in consecutive, monthly installments, in advance, on the first day of each calendar month. Landlord acknowledges receipt of rent for the months of January, 2007 ($61,591.00 Base Rent; $8,547.00 CAMs), February, 2007 ($61,591.00 Base Rent; $8,547.00 CAMs), March, 2007 ($61,591.00 Base Rent; $8,547.00 CAMs), March, 2007 ($61,591.00 Base Rent; $8,547.00 CAMs), April, 2007 ($61,591.00 Base Rent; $8,547.00 CAMs), May, 2007 ($61,591.00 Base Rent; $8,547.00 CAMs) and June, 2007 ($61,591.00 Base Rent; $8,547.00 CAMs). Landlord and Tenant agree that Tenant is obligated to pay an additional $4,514.08 Base Rent per month, for the months of January through June of 2007 (and any additional months which were underpaid), which shall be paid at the execution of this Lease. All amounts (other than Base Rent) payable by Tenant to Landlord are called “Additional Rent.” Base Rent and Additional Rent are sometimes called “Rent.” Rent will be payable to Landlord when due without any prior notice or demand in lawful money of the United States and without any abatement, offset or deduction whatsoever, and at Landlord’s Address or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant.
     3.2 Triple Net Lease. It is the purpose and intent of Landlord and Tenant that this Lease be a so-called “triple net lease.” As such, Landlord and Tenant intend and agree that (a) the Rent shall be absolutely net to Landlord, so that this Lease shall yield, net to Landlord the Base Rent and all sums of Additional Rent specified in this Lease, (b) come hell or high water, all costs, operating expenses, taxes premiums, fees, interest, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Premises, excepting only certain net income taxes of Landlord and any other items specifically excepted herein which may arise or become due during or out of the Lease Term, shall be paid or discharged by Tenant, (c) come hell or high water, each and every obligation that may arise or be related to the Premises shall be performed by Tenant at its sole cost and expense, and (d) that Landlord shall be indemnified and held harmless by Tenant for, from and against such costs, operating expenses, taxes, premiums, fees, interest, charges, expenses, reimbursements and obligations, Tenant expressly covenanting to pay and perform all of the foregoing.
     3.3 Late Charge; Interest. The late payment of Rent will cause Landlord to incur administrative costs and other damages, the exact amount of which would be impracticable or extremely difficult to ascertain. Landlord and Tenant agree that if Landlord does not receive any such payment on or before the date five (5) days after the date the payment is due, Tenant will pay to Landlord, as Additional Rent, (a) a late charge (“Late Charge”) equal to five percent (5%) of the overdue amount to cover additional administrative costs, and (b) interest on all delinquent amounts at eighteen percent (18%) per annum (the “Interest Rate”) from the date due until the date paid. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Rent will be anything other than a payment on account, nor will any endorsement or statement on any check or any letter accompanying any payment be an accord and satisfaction. Landlord may accept such a partial payment without prejudice to Landlord’s right to pursue any other remedy in this Lease.
ARTICLE 4 — OPERATING EXPENSES
     4.1 Payment Operating Expenses.
          (a) In addition to Base Rent, Tenant will pay Tenant’s Percentage Share of Operating Expenses for the Building allocable to each calendar year (or part of one) (each an “Expense Year”). Operating Expenses are currently estimated at: (1) $363,281.25 per Expense Year ($30,273.44 per month), from January 1 through June 30, 2007, and (2) $371,668.80 per Expense Year ($30,972.40 per month), from July 1, 2007 through December 31, 2007; however such amount is subject to adjustment as set forth herein.
          (b) “Operating Expenses” means all reasonable costs, fees, amounts, disbursements and expenses of every kind and nature paid or incurred by or on behalf of Landlord with respect to any Expense Year in connection with the operation, ownership, maintenance, insurance, restoration, management, replacement or repair of the Building in a first class manner, including, without limitation, any amounts paid or incurred with respect to:
          (i) all expenses paid or incurred by Landlord for electricity, gas, water, sewer, refuse collection, telephone charges (not separately metered or chargeable to tenants) and similar utility services;
          (ii) all real estate taxes, public and governmental charges and assessments, including all general, extraordinary or special assessments or assessments against any of Landlord’s personal property now or hereafter located in the Building, all costs and fees incurred by Landlord in contesting or negotiating with public authorities (Landlord having the sole authority to conduct such a contest or enter into such negotiations) as to any of them and all sewer and other taxes and charges, but will not include taxes on Tenant’s machinery, equipment, inventory, or other personal property or assets of Tenant;
          (iii) the costs of janitorial and cleaning services and supplies, including window washing;
          (iv) costs of services of independent contractors, including management fees;
          (v) costs incurred in management of the Building (including employment taxes and fringe benefits of all persons performing duties in connection with the maintenance and operation of the Building, reasonably apportioned, as necessary);
          (vi) the cost (amortized over such reasonable period as Landlord shall determine together with interest at the then current “Prime Rate” as published in the Wall Street Journal plus two percent (2%) of any capital improvements made to the Building by Landlord or the replacement cost of any building equipment needed to operate the Building at the same quality levels as prior to the replacement;
          (vii) the cost of acquiring, maintaining, repairing and replacing personal property utilized in maintaining, operating and repairing the Building;
          (viii) repairing, paving, repaving, lighting, cleaning, painting, striping;
          (ix) insuring the Building (including, but not limited to, fire and extended coverage insurance), insurance against liability for personal injury, death and property damage and workmen’s compensation insurance, business interruption insurance and rent loss insurance;
          (x) cost and expense of installing, maintaining and repairing burglar or fire alarm systems in the Building, including any police protection, security and security patrol, fire protection, or traffic regulating;
          (xi) inspecting, repairing and maintaining machinery and equipment used in the operation of the Building;
          (xii) depreciation of machinery and equipment;
          (xiii) cost and expense of maintaining, repairing and replacing storm and sanitary drainage systems and irrigation systems including any debris removal;
          (xiv) cost and expense of maintaining, repairing and replacing the exterior of the Building, other improvements in the Building, and the parking facilities, including, but not limited to, foundations, structural portions, floors, roofs, walls, elevators, stairs, and signs;
          (xv) cost and expense of landscaping and shrubbery maintenance and replacement;
          (xvi) expense of utilities, administrative overhead costs, including, but not limited to, reasonable management fees, legal, accounting, inspection and consultation fees applicable to the Common Areas of the Building;
          (xvii) costs and expenses of amounts due under, and performing obligations under, instruments now or hereafter of record and affecting the Premises, the Building, or any of them, or any part of them; and
          (xviii) any costs incurred by Landlord for any capital improvements or structural repairs to the Building to effect labor savings or otherwise reduce Operating Expenses or required by any change in the laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building, which costs shall be amortized over the least of ten (10) years, or the useful life of the applicable capital improvement or structural repair, or the period in which the savings or reduction is effected.
          (c) Operating Expenses do not include: (i) expenses relating to leasing space in the Building (including tenant improvements, leasing and brokerage commissions and advertising expenses); (ii) legal fees and disbursements incurred for collection of tenant accounts or negotiation of leases, or relating to disputes between Landlord and other tenants and occupants of the Building; (iii) capital items unless specifically permitted by this Section; (iv) amounts received by Landlord on account of proceeds of insurance to the extent the proceeds are reimbursement for expenses which were previously included in Operating Expenses; (v) except as provided in this Section, depreciation or payments of principal and interest on any Security Documents (as that term is defined in Section 19.1); (vi) payments of ground rent pursuant to any Security Document covering the Building; (vii) subject to Section 4.1(b), the costs of: gas, steam or other fuel; operation of elevators and security systems; heating, cooling, air conditioning and ventilating; chilled water, hot and cold domestic water, sewer and other utilities or any other service work or facility, or level or amount, provided to any other tenant or occupant in the Building which either (A) is not required to be supplied or furnished by Landlord to Tenant under this Lease or (B) is supplied or furnished to Tenant pursuant to the terms of this Lease with separate or additional charge; and (ix) any cost expressly excluded from Operating Expenses in an express provision.
          (d) If at any time during the Lease Term less than one hundred percent (100%) of the then current office space in the Building is occupied, at Landlord’s option those components of Operating Expenses which vary with occupancy (“Variable Expenses”) shall be removed from general Operating Expenses and allocated to the portion of the office space in the Building which is actually occupied and generating such components of Operating Expenses. This special allocation shall be made on a pro rata basis over the occupied office space in the Building, based on both the comparative Rentable Areas of the Building which are occupied and the portion of the Expense Year during which the portions of the Building were occupied. Examples of Variable Expenses include, without limitation, janitorial services, electricity for overhead lighting and HVAC costs. Operating Expenses which do not vary with occupancy, such as public liability insurance and lobby maintenance will continue to be allocated on a pro rata basis according to Tenant’s Percentage Share of those Operating Expenses.
          (e) All decisions regarding Operating Expenses will be made in accordance with the good faith determination of Landlord applying sound accounting and property management principles consistently applied. Landlord will have the right to allocate equitably some or all of Operating Expenses among particular classes or groups of tenants in the Building (for example, retail tenants) to reflect Landlord’s good faith determination that measurably different amounts or types of services, work or benefits associated with Operating Expenses are being provided to or conferred upon such classes or groups. From time to time Landlord will have the right to expand or contract the amount, scope, level or types of services, work, items or benefits, the cost of which is included within Operating Expenses, so long as Landlord’s treatment of them for purposes of the calculation of Operating Expenses is generally consistent. All discounts, reimbursements, rebates, refunds, or credits (collectively, “Reimbursements”) attributable to Landlord’s out-of-pocket costs included in Operating Expenses received by Landlord in a particular year will be deducted from Operating Expenses in the year they are received.
          (f) Notwithstanding anything to the contrary in this Section 4.1, Landlord agrees to provide meters or other monitoring devices for the measurement of utilities supplied to the Building and Tenant agrees to pay Landlord for Tenant’s Proportionate Share of the total cost incurred by Landlord for installing said monitoring devises (the “Installation Cost”) which shall be made as a part of Tenant’s Operating Expenses until paid in full.
     4.2 Payment Procedure; Estimates. Not later than sixty (60) days prior to the beginning of each Expense Year, Landlord will give Tenant written notice of its estimate of any increased amounts payable under Section 4.1 for that Expense Year. On or before the first day of each month during such Expense Year, Tenant will pay to Landlord one-twelfth (1/12th) of the estimated amounts. Landlord will deliver to Tenant within one hundred fifty (150) days after the close of each Expense Year, a statement of that Expense Year’s Operating Expenses, and Tenant’s Percentage Share of Operating Expenses payable for that Expense Year pursuant to Section 4.1, as determined by Landlord (the “Landlord’s Statement”). Landlord’s Statement will be binding upon Landlord and Tenant, except as provided in Section 4.3. If Tenant’s Percentage Share of Operating Expenses for any Expense Year is more than the estimated payments made by Tenant, Tenant will pay the deficiency to Landlord when the next installment of Base Rent is due, or, if the Term has ended, upon receipt of Landlord’s Statement. If Tenant’s Percentage Share of Operating Expenses for any Expense Year is less than the estimated payments made by Tenant, the excess payments will be credited against Rent next payable by Tenant or, if the Term has expired, will be paid to Tenant. No delay in providing any Landlord’s Statement described in this Section will act as a waiver of Landlord’s right to receive payment from Tenant of Tenant’s Percentage Share of Operating Expenses. If this Lease ends on a day other than the end of a calendar year, Tenant’s Percentage Share of Operating Expenses applicable to the year will be prorated on the basis that the number of days from January 1 of the year to the end date bears to 365. The expiration or termination of this Lease will not affect the obligations of Landlord and Tenant pursuant to this Section.
     4.3 Review of Landlord’s Statement. So long as no Event of Default then exists, Tenant may review Landlord’s supporting books and records for any Operating Expenses, in accordance with the following procedure:
(a) Within thirty (30) days after any Landlord’s Statement is delivered to Tenant, Tenant may deliver a written notice (a “Dispute Notice”) to Landlord specifying the items described in the Landlord’s Statement that are claimed to be incorrect, and Tenant will simultaneously pay to Landlord all amounts due from Tenant to Landlord as specified in the Landlord’s Statement. Tenant will not be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under this Lease pending the completion of and regardless of the results of any review of records under this Section. The right of Tenant under this Section may only be exercised once for each Expense Year. If Tenant does not deliver a Dispute Notice within the thirty (30) day period or fails to meet any of the other conditions of exercise of such right, the right of Tenant to review a particular Landlord’s Statement (and all of Tenant’s rights to make any claim relating to it) under this Section will automatically be waived by Tenant.
          (b) Landlord maintains its records for the Building at Landlord’s manager’s corporate offices. Tenant agrees that any review of records under this Section will be at the sole expense of Tenant and will be conducted by independent certified public accountants which are not compensated on a contingency fee or similar basis relating to the results of such audit. Tenant acknowledges and agrees that any records of Landlord reviewed under this Section (and the information contained in them) constitute confidential information of Landlord, which Tenant will not disclose, nor permit to be disclosed by Tenant’s accountant, to anyone other than the Tenant’s accountants performing the review and the principals of Tenant who receive the results of the review. The disclosure of such information by Tenant or any of Tenant’s employees or contractors (including, without limitation, Tenant’s accountant) to any other person, whether or not caused by the conduct of Tenant, will be an Event of Default.
          (c) If Landlord disagrees that an error exists with respect to Landlord’s Statement, Landlord will have the right to cause another review of that portion of Landlord’s Statement to be made by a firm of independent certified public accountants selected by Landlord (“Landlord’s Accountant”). In the event Landlord’s Accountant and Tenant’s accountant are unable to reconcile their reviews, both accountants shall mutually agree upon a third accountant (the “Third Party Accountant”), whose determination shall be conclusive. In the event that the results of Landlord’s Accountant’s review of a particular Landlord’s Statement or the determination by the independent Third Party Accountant indicates that total Operating Expenses for the period covered by the Landlord’s Statement in question have been overstated by more than five percent (5%), then Landlord shall pay for the reasonable cost of the Third Party Accountant, reimburse Tenant for the reasonable cost of Tenant’s accountant and the amount of any overpayment by Tenant of estimated excess Operating Expenses, plus interest at the Interest Rate from the time of the overpayment until the date of repayment, or either of them, for the period in question shall be credited against Tenant’s obligations to pay Additional Rent next coming due; in all other cases, Tenant shall be liable for Landlord’s Accountant’s and any Third Party Accountant’s actual fees and expenses, and the amount of any underpayment shall be paid by Tenant to Landlord with the next succeeding installment of estimated Operating Expenses.
ARTICLE 5 — SECURITY FOR PERFORMANCE
     5.1 Security Deposit. The Security Deposit, if any, secures the faithful performance of this Lease by Tenant. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default. If an Event of Default occurs, Landlord may, but will not be required to, use, apply or retain all or any part of the Security Deposit (a) for the payment of any Rent, (b) for the payment of any other amount that Landlord may spend or become obligated to spend by reason of such default by Tenant, and (c) for any other loss or damages that Landlord may suffer by reason of such default by Tenant. If any portion of the Security Deposit is so used or applied, Tenant will, upon demand by Landlord, deposit with Landlord cash in an amount sufficient to restore the Security Deposit fully. At the end of this Lease, if no Event of Default exists, Landlord will return to Tenant the remaining portion of the Security Deposit within sixty (60) days after the date Landlord receives possession of the Premises in accordance with the provisions of this Lease. The Security Deposit may be commingled with Landlord’s other funds, and no interest will be paid on it. If Landlord transfers its interest in the Premises, then Landlord may assign the Security Deposit to the transferee and thereafter Landlord will have no further liability or obligation for the return of the Security

Deposit Tenant waives the provisions of any Laws, whether now or in the future in effect, or common law rule, to the contrary of this Article.
     5.2 Security Interest. Tenant hereby grants Landlord a security interest in and to all right, title and interest of Tenant in and to the permanent fixtures that Tenant has affixed to the clean room located from time to time in the Premises (the “Clean Room Fixtures”) and described generally on Schedule 1 attached to this Lease. In furtherance of Tenant’s grant of the security interest, Tenant hereby authorizes Landlord to file and record as necessary a financing statement in accordance with the Uniform Commercial Code, as the same from time to time be in effect in the State of Arizona, and such other financing statements, continuation statements and other related filings as may be reasonably necessary to perfect its security interest in the Clean Room Fixtures. Landlord agrees to waive its statutory lien, in favor of Tenant’s primary lending institution(s) (“Tenant’s Lender”), on all assets of Tenant located on the Premises except the Clean Room Fixtures.
ARTICLE 6 — USE OF PREMISES
     6.1 Tenant’s Permitted Use. Tenant will use the Premises for the Permitted Use and no other purpose.
          (a) Kitchen. Tenant shall not use the existing kitchen located on the second floor.
          (b) Conference Room. Tenant shall have the right to use the conference room up to sixty-three percent (63%) of the time, on a non-exclusive basis at no charge and shall schedule such usage with Landlord on a first-come first-served basis.
     6.2 Access. Tenant shall have access to the Premises seven (7) days per week, twenty-four (24) hours per day. Other occupants will also have similar access to the Building.
     6.3 Compliance With Laws and Other Requirements.
          (a) Tenant, at its cost, will obtain and maintain in full force and effect all governmental licenses, approvals and permits required to allow Tenant to conduct the Permitted Use. Tenant will timely take all action required to cause the Premises to comply in all respects with all laws, ordinances, building codes, rules, regulations, orders and directives of any governmental authority having jurisdiction and recorded documents (including, without limitation, any certificate of occupancy) now or in the future applicable to the Premises (collectively, “Laws”), including, without limitation, any Law requiring any form of improvement or alteration to the Premises.
          (b) Tenant will not use the Premises, or permit the Premises to be used, in any manner, or do or suffer any act in or about the Premises which: (i) violates or conflicts with any applicable Law; (ii) causes or is reasonably likely to cause damage to the Building, the Premises or the Building systems, including, without limitation, the life safety, electrical, heating, ventilation and air conditioning (“HVAC”), plumbing or sprinkler systems (collectively, the “Building Systems”); (iii) violates a requirement or condition of any policy of insurance covering the Building or the Premises, or increases the cost of such policy; (iv) constitutes or is reasonably likely to constitute a nuisance; (v) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone, or other communication signals by antennae or other facilities located in the Building; or (vi) violates any instrument now or hereafter of record and affecting the Premises, the Building, or any part of them (provided, however, that with respect to instruments that may hereafter affect the Building, such instrument shall not increase Tenant’s obligations or interfere with or impair Tenant’s rights under this Lease, and Tenant is given prior written notice of such instrument).
     6.4 Hazardous Materials. Except those Hazardous Materials already in existence on the Premises necessary for Tenant’s Use, a Schedule of which is attached as Schedule 2, no Hazardous Materials will be Handled (defined below) upon, about, in, above or beneath the Premises or any portion of the Building by or on behalf of Tenant, its subtenants or its assignees, or their respective contractors, clients, officers, directors, employees, agents, or invitees (collectively, a “Tenant Party”); however, quantities of those Hazardous Materials customarily used in the conduct of general administrative and executive office activities such as copier fluids and cleaning supplies, may be used and stored at the Premises without Landlord’s prior written consent, but only in compliance with all applicable Environmental Laws (defined below), and with the highest prevailing industry standards. Tenant will, at its sole cost and expense, promptly take all actions (or at Landlord’s election, reimburse Landlord for taking all actions) required by any Law that arises in connection with Tenant’s Handling of Hazardous Materials. Such actions will include, but not be limited to, the investigation of the environmental condition of the Premises or any portion of the Building, the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal or restoration work. Tenant will take all actions (or, at Landlord’s election, reimburse Landlord for taking all actions) necessary to restore the Premises or any portion of the Building to the condition existing prior to the introduction of Tenant’s Hazardous Materials, despite any less stringent standards or remediation allowable under applicable Environmental Laws; provided, however, that if it is impossible to restore the affected portion of the Premises or the Building to its prior existing condition, Tenant shall take whatever action is necessary to restore the affected area to a condition as close to its previously existing condition as possible. “Environmental Laws” means all Laws regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment. “Hazardous Materials” means: (a) any material or substance: (i) that is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction of them; (iii) containing polychlorinated biphenyls (PCB’s); (iv) that constitutes asbestos or asbestos-containing material; (v) that is radioactive; (vi) that is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense. “Handle” means any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.
     6.5 Additional Taxes. In addition to the Base Rent and all other forms of Additional Rent payable by Tenant hereunder, Tenant will reimburse Landlord upon demand as Additional Rent for any and all taxes, impositions or similar fees or charges (other than Landlord’s income taxes and any charges included by Landlord in Operating Expenses with respect to the Expense Year in question) payable by or imposed or assessed upon Landlord or with respect to: (a) any fixtures, equipment or other personal property located in or about the Premises; (b) any leasehold improvements made in or to the Premises by or for Tenant (without regard to ownership of them) if and to the extent the original cost, replacement cost or value thereof exceeds the cost of Landlord’s then effective “Building Standard” tenant improvements, as determined in good faith by Landlord; (c) the Rent payable, including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority; (d) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises; or (e) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
     6.6 Waiver of Liability and Indemnification. Other than Landlord’s gross negligence or willful misconduct, Tenant waives all claims and causes of action against Landlord, its partners, property managers, advisors, mortgagees and ground lessors and each of their respective officers, managers, directors, employees, contractors, agents, successors and assigns (collectively, “Landlord Parties”) for any damage to persons or property (including, without limitation, loss of profits and intangible property) in any way relating to Tenant’s use and occupancy of the Premises, or the condition of the Premises, Building, or land beneath all or any part of any of them. Other than Landlord’s gross negligence or willful misconduct, Tenant will indemnify, defend, protect and hold harmless Landlord and each of the Landlord Parties (except to the extent the losses described below are caused by the gross negligence or willful misconduct of a Landlord Party), from and against any and all claims, losses, damages, obligations, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and legal costs) (collectively, “Claims, Damages and Costs”) that arise out of, is occasioned by or is in any way attributable to (a) the use or occupancy of the Premises or any portion of the Building by Tenant, or (b) the acts or omissions of Tenant or any Tenant Party, or (c) any default of this Lease by Tenant. Tenant will indemnify, defend, protect and hold harmless Landlord and each of the Landlord Parties (except to the extent the losses described below are caused by the gross negligence or willful misconduct of a Landlord Party), from and against any and all environmental damages that arise from the Handling of Tenant’s Hazardous Materials. “Environmental Damages” means (X) all claims, judgments, damages, penalties, fines, costs, liabilities, and losses; (Y) all sums paid for settlement of claims, reasonable attorneys’ fees, consultants’ fees and experts’ fees; and (Z) all costs incurred by Landlord in connection with investigation or remediation relating to the Handling of Tenant’s Hazardous Materials.
ARTICLE 7 — UTILITIES AND SERVICES
     7.1 Building Services. So long as no Event of Default exists, Landlord agrees to furnish or cause to be furnished to the Premises as part of Operating Expenses:
          (a) Non-attended automatic elevator service.
          (b) Until the metering system is installed by Landlord, pursuant to Paragraph 4.1(f), HVAC to the Premises, which in Landlord’s good faith judgment, is required for the comfortable use and occupancy of the Premises from 6:00 a.m. to 6:00 p.m. Monday through Friday, and 9:00 a.m. to 2:00 p.m., Saturdays (collectively, the “Business Hours”), except for the date of observation of New Year’s Day, President’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, and Christmas Day, and at Landlord’s discretion, other state and nationally recognized holidays selected by Landlord (collectively, the “Holidays”); provided, however that if Tenant desires to use HVAC during hours (“Non-Business Hours”) other than Business Hours (“After Hours HVAC”), Tenant will provide Landlord with reasonable prior notice of Tenant’s desired After Hours HVAC use. Tenant will pay Landlord’s charges prevailing from time to time (the “After Hours HVAC Rate”) for supplying such After Hours HVAC within ten (10) days of receipt of a reasonably detailed bill. When the metering system is installed, pursuant to Paragraph 4.1(f), then the use and expense of HVAC systems on the Premises shall be in the sole discretion of Tenant, and at Tenant’s sole expense. Tenant will be responsible for and will pay to Landlord any additional costs (including, without limitation, the costs of installation of additional HVAC equipment) incurred by Landlord because of the failure of the HVAC system to perform its function due to arrangement of partitioning in the Premises, or the operation of the windows in the Premises, or changes or alterations thereto or from any use by Tenant of heat-generating machinery or equipment other than normal office equipment, including small photocopying machines and personal computers not linked to a central mainframe at the Premises. Landlord makes no representation with respect to the adequacy or fitness of the Building’s HVAC system to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment. Tenant will abide by such rules and regulations as Landlord may promulgate from time to time about operation of the windows in the Premises so as to enhance the comfort of all tenants in the Building and maximize the efficiency of the HVAC equipment.
          (c) At all reasonable times, electric current as required for Building standard lighting and fractional horsepower office machines and adequate electrical wiring and facilities for connection to the lighting fixtures and incidental use equipment of Tenant. Without Landlord’s consent, Tenant will not install, or permit the installation, in the Premises of any computers, word processors, electronic data processing equipment or other type of equipment or machines which will increase Tenant’s use of electric current in excess of that which Landlord is obligated to provide pursuant to this Section. Tenant’s use of electric current will never exceed the capacity of the feeders, risers or electrical installations of the Building.
          (d) City water for drinking and restroom purposes.
          (e) Janitorial and cleaning services for the Building only Monday through Friday evenings for the Building only. Tenant will provide janitorial services for the Premises and shall keep the same in good, clean and sanitary condition.
          (f) Building standard suite signage and listing in the Building directory. Landlord confirms that Tenant’s existing signage is acceptable; provided, however, that Tenant shall ensure that its signage conforms to all applicable laws and restrictions regulating signage.
     7.2 Interruption of Services. Landlord will not be liable for any failure to furnish, stoppage of, change in or interruption in furnishing any of the services or utilities described in Section 7.1 or any cause beyond Landlord’s reasonable control. In any such event, Tenant will not be entitled to any damages nor will any failure or interruption abate or suspend Tenant’s obligation to pay Rent or constitute a constructive or other eviction of Tenant. If any Law controls the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with the Law. Security services provided by Landlord at the Building are for the protection of Landlord’s property and under no circumstances will Landlord be responsible for, and Tenant waives any rights with respect to, providing security or other protection for Tenant or its employees, invitees in the Building.
ARTICLE 8 — MAINTENANCE AND REPAIRS
     8.1 Tenant’s Obligations. Tenant will, at its sole cost and expense, maintain the Premises in good order and repair and in a safe, clean and neat condition. Tenant will make all repairs to the Premises with replacements of any materials to be made by use of materials of equal or better quality. Further, Tenant will be responsible for, and upon demand promptly reimburse Landlord for, any damage to any portion of the Building or the Premises caused by (a) the performance or existence of any alterations, additions or improvements made by Tenant or for Tenant to the Premises; (b) the installation, use, operation or movement of Tenant’s property in or about the Building or the Premises; or (c) any act or omission by Tenant or any person permitted in or invited to the Premises or the Building by Tenant.
     8.2 Landlord’s Rights. Landlord and its contractors will have the right, at all reasonable times, to enter upon the Premises to make any repairs to the Premises or the Building reasonably required or deemed reasonably necessary by Landlord and to erect such equipment, including scaffolding, as is reasonably necessary to effect such repairs. In the event of any failure of Tenant to perform any of its obligations under this Article 8, or under Article 6, Article 9, or Article 12, where such failure remains uncured for ten (10) days after delivery by Landlord to Tenant of written notice of such failure (or in the case of an emergency, after such oral or written notice, if any, as may be practical under the circumstances), Landlord may (but will not be obligated to) elect to perform such obligation of Tenant at Tenant’s sole cost and expense, and in the event of such performance by Landlord, Tenant will pay to Landlord within ten (10) days of written demand one hundred ten percent (110%) of Landlord’s actual direct and indirect costs (including interest, overhead, general conditions and administration) in performing obligations of Tenant.
ARTICLE 9 — ALTERATIONS
     9.1 Landlord’s Consent; Conditions. Tenant will not make or permit to be made any alterations, additions, or improvements in or to the Premises, except those set forth in Exhibit D and such non-structural alterations or additions to the Premises which would not impair in more than a de minimus way the structural integrity of the Premises (collectively, “Alterations”) without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld and will be requested in writing not less than fifteen (15) business days prior to the scheduled and actual commencement of any Alterations. All Alterations (a) will comply with all applicable Laws, (b) will be compatible (as determined in good faith by Landlord) with the Building and its structure, mechanical, electrical, heating, ventilating, air-conditioning and life safety systems; (c) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; and (d) will not be visible from outside the Premises. In addition, Landlord may require: (A) Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications relating to the Alterations; (B) Landlord’s prior written approval of the time or times when the Alterations are to be performed; (C) Landlord’s prior written approval of the contractors and subcontractors performing work in connection with the Alterations; (D) Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; (E) Tenant’s written notice of whether the Alterations include the Handling of any Hazardous Materials; (F) Tenant’s delivery to Landlord of such bonds and insurance as Landlord customarily requires; (G) Tenant’s payment to Landlord within ten (10) days of written demand therefor of all costs and expenses incurred by Landlord because of the Alterations, including, but not limited to, costs incurred in reviewing the plans and specifications for, and the progress of, the Alterations and Landlord’s supervision fee (which will be ten percent (10%) of the cost of the Alterations); (H) Tenant’s (and Tenant’s contractor’s) compliance with such construction rules and regulations and building standards as Landlord may promulgate from time to time; and (I) Tenant’s agreement to remove some or all of the Alterations at the end of this Lease. All work will be performed by Tenant at Tenant’s expense and will be prosecuted to completion in a diligent, first class manner and so as not to interfere with any other tenants or occupants of the Building. Tenant will deliver to the Building management office, within thirty (30) days following completion of the Alterations, a reproducible copy of the “as built” drawings of the Alterations.
     9.2 Performance of Alterations Work. All work relating to the Alterations will be performed in compliance with the plans and specifications approved by Landlord, all applicable Laws, ordinances, rules, regulations and directives of all governmental authorities having jurisdiction and the requirements of all carriers of insurance on the Premises and the Building. Without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion, Tenant will not use any portion of the Common Areas in connection with the making of any Alterations, and Tenant will not modify or alter any improvements or components of the Building outside of the Premises.
ARTICLE 10 — MECHANIC’S LIENS
     Tenant will pay when due all costs for work performed and materials supplied to the Premises. Tenant will keep Landlord, the Premises and the Building free from all liens, stop notices and violation notices relating to the Alterations or any other work performed for, materials furnished to or obligations incurred by Tenant. Tenant will indemnify, defend and hold harmless Landlord, the Premises and the Building of and from any and all loss, cost, damage, liability and expense, including attorneys’ fees, arising out of or related to any liens or notices. Tenant will give Landlord not less than seven (7) business days prior written notice before commencing any Alterations in or about the Premises to permit Landlord to post appropriate notices of non-responsibility. Tenant will also secure, prior to commencing any Alterations, at Tenant’s expense, a completion and lien indemnity bond satisfactory to Landlord. During the progress of the Alterations, Tenant will, upon Landlord’s request, furnish Landlord with sworn contractor’s statements and lien waivers covering the Alterations. Tenant will satisfy or otherwise discharge all liens, stop notices or other claims or encumbrances within twenty (20) days after Landlord notifies Tenant in writing that any such lien, stop notice, claim or encumbrance has been filed. If Tenant fails to pay and remove such lien, claim or encumbrance within the twenty (20) day period, Landlord, at its election, may pay and satisfy it and the sums so paid by Landlord, with interest from the date of payment at the Interest Rate, will be deemed to be Additional Rent due and payable by Tenant without notice or demand.
ARTICLE 11 — SURRENDER
     At the end of this Lease, Tenant will surrender the Premises to Landlord in the same condition as when received at the inception of this Lease, subject to ordinary wear and tear. Except for Alterations that Tenant agreed to remove at the end of this Lease according to Article 9 and Alterations that Landlord requires Tenant to remove by written notice given before the Expiration Date, all Alterations will become a part of the Premises and will become the property of Landlord at the end of this Lease. In that event, Tenant will promptly remove prior to the end of this Lease the Alterations designated by Landlord and will promptly restore, patch and repair any resulting damage, all at Tenant’s expense. If Tenant fails to perform its obligations under this Article, in addition to any other remedies, Landlord may use, apply or retain all or any part of the Security Deposit with respect to the failure. All business and trade fixtures, machinery and equipment, furniture, movable partitions and items of personal property owned by Tenant or installed by Tenant at its expense in the Premises will be and remain the property of Tenant upon the expiration of this Lease, provided Tenant is not in default hereunder. Tenant will, at its sole expense, remove all such items and repair any damage to the Premises or the Building caused by such removal. If Tenant fails to remove any such items or repair such damage promptly before the end of this Lease, Tenant will be deemed to have abandoned it; Landlord may store it at Tenant’s expense or appropriate it for itself, or sell or dispense of it in its discretion, with no liability to Tenant.
ARTICLE 12 — INSURANCE; WAIVER; INDEMNIFICATION
     12.1 Property Insurance.
          (a) Tenant will maintain, at its sole expense, “special form” (and at Landlord’s option earthquake, sprinkler leakage and flood) property insurance, in an amount not less than one hundred percent (100%) of replacement cost covering (i) all leasehold and tenant improvements in and to the Premises, (ii) all floor and wall coverings, and (iii) Tenant’s office furniture, business and personal trade fixtures, equipment, furniture system and other personal property from time to time situated in the Premises. The proceeds of the insurance will be used for the repair and replacement of the property so insured, except that if not so applied or if this Lease is terminated according to Article 13, the proceeds applicable to the leasehold improvements will be paid to Landlord and the proceeds applicable to Tenant’s personal property will be paid to Tenant.
          (b) Tenant will maintain business interruption insurance for direct or indirect loss of earnings attributable to all perils insured against in Section 12.2(a) for a period of not less than twelve (12) months.
     12.2 Liability Insurance.
          (a) Tenant will maintain, at its sole expense for the protection of Landlord and Tenant, commercial general liability insurance applying to the use and occupancy of the Premises and the business operated by Tenant. The insurance will have a minimum combined single limit of liability of at least $1,000,000 per occurrence and a general aggregate limit of at least $2,000,000. Tenant will provide excess liability insurance on a following form basis, with overall limits of at least $5,000,000. All policies will be written to apply to all bodily injury (including death), property damage and personal injury losses, will include blanket contractual liability, broad form property damage, independent contractor’s coverage, completed operations, products liability, cross liability and severance of interest clauses, and will be endorsed to include Landlord and its agents, property managers, beneficiaries, partners, employees, and any Holder of any Security Document designated by Landlord as additional insureds.
          (b) Tenant will maintain, at its sole expense for the protection of Landlord and Tenant, primary automobile liability insurance with limits of not less than $1,000,000 per occurrence covering owned, hired and non-owned vehicles used by Tenant.
          (c) Prior to the sale, storage, use or giving away of alcoholic beverages on or from the Premises by Tenant or another person, Tenant, at its own expense, will obtain a policy or policies of insurance issued by a responsible insurance company and in a form acceptable to Landlord saving harmless and protecting Landlord and the Premises against any and all damages, claims, liens, judgments, expenses and costs, including actual attorneys’ fees, arising under any present or future law, statute, or ordinance of the State of Arizona or other governmental authority having jurisdiction of the Premises, by reason of any storage, sale, use or giving away of alcoholic beverages on or from the Premises. The policy or policies of insurance will have a minimum combined single limit of $3,000,000 per occurrence and will apply to bodily injury, fatal or nonfatal; injury to means of support; and injury to property of any person. The policy or policies of insurance will name the Landlord and its agents, beneficiaries, partners, employees and any Holder of any Security Document designated by Landlord as additional insureds.
          (d) Tenant will maintain workers’ compensation insurance in accordance with the laws of the State of Arizona, and employer’s liability insurance with a limit not less than $1,000,000 bodily injury each accident; $1,000,000 bodily injury by disease each person; and $1,000,000 bodily injury by disease policy limit.
     12.3 Policy Requirements. All insurance required to be maintained by Tenant will be issued by insurance companies authorized to do insurance business in the State of Arizona and rated not less than A:X in Best’s Insurance Guide. All such insurance policies will be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to Landlord or to the additional insureds. A certificate or evidence of insurance (or, at Landlord’s option, copies of the applicable policies) evidencing the insurance required under this Article will be delivered to Landlord prior to execution of this Lease Agreement. No policy will be subject to cancellation or modification without thirty (30) days prior written notice to Landlord and to any Holder of any Security Document designated by Landlord. Tenant will furnish Landlord with a replacement certificate with respect to any insurance not less than thirty (30) days prior to the expiration of the current policy. Tenant will have the right to provide the insurance required by this Article 12 pursuant to blanket policies, but only if such blanket policies expressly provide coverage to the Premises and the Landlord as required by this Lease without regard to claims made under such policies with respect to other persons.
     12.4 Waiver of Subrogation. Landlord waives all rights of recovery against Tenant for or arising out of damage to, or destruction of, the Premises or the Building from causes then included under standard “special form” insurance policies or endorsements; however, the waiver of subrogation will be limited exclusively to insurance proceeds actually received by Landlord for such damage or destruction. Tenant waives any and all rights of recovery against Landlord for or arising out of damage to or destruction of, any property of Tenant from causes then included under standard “special form” insurance policies or endorsements. Tenant represents that its present insurance policies now in force permit such waiver.
     12.5 Failure to Insure. If Tenant fails to maintain any insurance that Tenant is required to maintain, Tenant will be liable to Landlord for any loss or cost resulting from such failure to maintain. Landlord will have the right, in its sole discretion, to procure and maintain insurance that Tenant is required to maintain and the cost will be deemed Additional Rent due and payable by Tenant. Tenant will not self-insure against any risks required to be covered by insurance provided by Tenant without Landlord’s prior written consent.
     12.6 Miscellaneous. Landlord makes no representation that the insurance coverage specified to be carried by Tenant pursuant to this Article is adequate to protect Tenant against Tenant’s undertaking under this Lease, and if Tenant believes that any insurance coverage is insufficient, Tenant will provide, at its own expense, such additional insurance as Tenant deems adequate. Tenant will not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Premises or the Building. If any of Landlord’s insurance policies are cancelled or cancellation is threatened or the coverage reduced or threatened to be reduced in any way because of the use of the Premises by Tenant or any assignee, subtenant, licensee or invitee of Tenant and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, or threatened reduction of coverage, within forty-eight (48) hours after notice, Landlord may, at its option, either terminate this Lease or enter upon the Premises and attempt to remedy such condition, and Tenant will promptly pay the cost to Landlord as Additional Rent. Landlord will not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises resulting from such entry. If Landlord is unable, or elects not to remedy such condition, then Landlord will have all of the remedies upon the occurrence of an Event of Default. Tenant will not do or permit to be done any act or things upon or about the Premises or the Building, that will (a) result in the assertion of any defense by the insurer to any claim, (b) invalidate, or (c) be in conflict with, the insurance policies of Landlord or Tenant covering the Building, the Premises or fixtures and property, or that would increase the rate of fire insurance applicable to the Building; and Tenant will neither do nor permit to be done any act or thing upon or about the Premises or the Building which might subject Landlord to any liability or responsibility for injury to any person or persons or to property.
     12.7 Waiver of Landlord’s Liability.
          (a) Except for loss, injury or damage caused by Landlord’s gross negligence or willful misconduct, Landlord will not be liable or in any way responsible to Tenant for any loss, injury or damage suffered by Tenant or others caused by: (i) loss, theft, damage or destruction of any property of Tenant (including without limitation computer storage devices, money, securities, negotiable instruments, papers or other valuables) or others whether or not the property is entrusted to the care or control of Landlord; or (ii) injury or damage to persons or property resulting from the use of the Building (including without limitation any exercise facilities), or from fire, smoke, dampness, explosion, falling plaster or ceiling tiles, broken glass, soil under all or part of the Building, escaping steam, gas, fumes, vapors or odors, electricity, vermin, computer or electronic equipment or systems malfunction or stoppage, freezing or excessive heat or cold, flooding, water, rain, snow, ice or leaks or discharges from any part of the Building or from any pipes, or from any component of the sprinkler system, or from any appliance or plumbing work in the Building; or (iii) damage caused by other tenants, occupants or persons in the Premises or other premises in the Building, or the public, or caused by operations in the construction of any private or public work; or (iv) anything in relation to the HVAC system or any other equipment, any utility services (including chilled water, water, natural gas, electricity and other utilities) or elevator services provided by Landlord including, without limitation, the cessation or suspension of any such utilities or services; or (v) any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor, sub-contractor or person engaged to perform janitorial or security services by Landlord; or (vi) any failure of Landlord to conduct cleaning, repairs, replacements or maintenance; or (vii) any damage, injury or loss suffered to the Premises or the contents by reason of Landlord entering the Premises to examine the Premises or the contents or to carry on any work in the Premises; or (viii) any loss, damage or inconvenience suffered or incurred by Tenant or caused to Tenant’s business or property as a direct or indirect result of any act Landlord may take in remedying or attempting to remedy any Event of Default; or (ix) anything whatsoever in relation to the non-observance or violation of any provision of: (A) the Rules and Regulations; or (B) any other lease, sublease, license or other occupancy agreement respecting any part of the Building by any other tenant, subtenant, licensee, occupant or other person.
          (b) Landlord will not be liable for any loss, injury or damage suffered by Tenant or others, whether due to the negligence of the Landlord or otherwise, if Tenant has insured itself against or is required by this Lease to insure itself against such losses, injury or damage.
          (c) Tenant’s waiver obligations in this Section 12.7 will survive this Lease.
     12.8 Indemnity. In addition to any other indemnity obligation in this lease, Tenant will indemnify and hold harmless Landlord against any and all: (a) liability, loss, claims, demands, damages or expenses (including, legal fees and costs), due to or arising out of injury of any kind to any person (including injury resulting in death, personal discomfort, mental anguish, shock, sickness, disease, invasion of privacy, wrongful entry, eviction or discrimination) occurring at, in or about the Premises; and (b) costs, liabilities, claims, damages or expenses due to or arising out of any work done by, or act of neglect or omission of Tenant or by any person for whom Tenant is legally responsible in and about the Building. Tenant’s obligations and liabilities in this Section 12.8 will survive the Lease.
ARTICLE 13 — DAMAGE OR DESTRUCTION
     13.1 Repair of the Premises. Tenant will promptly notify Landlord in writing (a “Damage

Notice”) of any event, damage or condition to which this Article is or may be applicable. Landlord will, within a reasonable time after the discovery by Landlord of any damage, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article, begin to repair the damage to the Building and the Premises resulting from such damage and will proceed with reasonable diligence to restore the Building and Premises to substantially the condition as existed immediately before such damage, except for modifications required by applicable Laws or covenants, conditions and restrictions, and modifications to the Building deemed desirable in good faith by Landlord. Landlord will not be required to repair or replace any of the Alterations, furniture, equipment, fixtures, and other improvements that may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises. Landlord will have no liability for any inconvenience or annoyance to Tenant or injury to Tenant’s business as a result of any damage, or Landlord’s Restoration (defined in Section 13.2) activities hereunder, regardless of the cause therefor. Base Rent and Additional Rent, payable under Article 3, will abate if and to the extent damage occurs to the Premises and as a result all or any material portion of the Premises are rendered unfit for occupancy, and are not occupied by Tenant, commencing on the date Tenant vacates the affected portion of the Premises and continuing until the date the Restoration to be performed by Landlord with respect to the Premises is substantially complete. The abatement will be limited to the proceeds of rental interruption insurance proceeds with respect to the Premises and such damage collected by Landlord. Tenant will assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under this Lease with respect to the leasehold improvements in the Premises. If the cost of Restoration or improvements in the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of repairs to such improvements will be paid by Tenant to Landlord prior to Landlord’s repair of the damage, or at Landlord’s election, at any later time fol1owing Landlord’s discovery of any insufficiency of such insurance proceeds.
     13.2 Exceptions to Landlord’s Obligations. Landlord will have no obligation to repair the Premises and will have the right to terminate this Lease if (a) any portion of the Premises or any material portion of the Building is damaged and (b) Landlord estimates in good faith that the repair and restoration of such damage under Section 13.1 (“Restoration”) cannot reasonably be completed (without the payment of overtime) within one hundred eighty (180) days after Landlord’s actual discovery of such damage, (ii) the Holder of any Security Document requires the application of any insurance proceeds with respect to such damage to be applied to the outstanding balance of the obligation secured by such Security Document, (iii) the cost of Restoration is not fully covered by insurance proceeds available to Landlord and payments received by Landlord from tenants, (iv) Tenant will be entitled to an abatement of Rent under this Article for any period in excess of thirty-three percent (33%) of the remainder of the Term, or (v) such damage occurs (or Landlord discovers the Damage) at any time within the last eighteen (18) months of the then applicable Term. Its right of termination will be exercisable by delivery of written notice to Tenant until forty-five (45) days following the later of (x) delivery of the Damage Notice or (y) Landlord’s discovery or determination of any of the events described in clauses (i) through (v) of the preceding sentence and will be effective upon delivery of such notice of termination (or if Tenant has not vacated the Premises, upon the expiration of thirty (30) days).
ARTICLE 14 — CONDEMNATION
     If the whole or a material portion of the Premises or the Building is taken under the power of eminent domain, or sold to prevent the taking (collectively, a “Taking”), this Lease will automatically terminate as of the day before the date of such Taking. If a Taking of such portion of the Building or the Premises, in the opinion of Landlord, substantially interferes with Landlord’s operation, Landlord may terminate this Lease upon thirty (30) days’ written notice to Tenant given at any time within sixty (60) days following the date of such Taking. The date of Taking will be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking. If a portion of the Premises is taken and this Lease is not terminated, Landlord will, with reasonable diligence, proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Building) the Premises (other than Tenant’s personal property and fixtures, and tenant improvements not constituting building standard installations) to a complete, functioning unit, to the extent of the condemnation award received by Landlord. In such case, the Base Rent will be reduced proportionately based on the portion of the Premises so taken. The entire award for any Taking will belong to Landlord, without deduction for any estate or interest of Tenant, except that Tenant will be entitled to pursue independently a separate award solely relating to the loss of, or damage to, Tenant’s personal property and trade fixtures and Tenant’s relocation costs directly associated with the Taking. Tenant will not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any compensation in connection with any such Taking.
ARTICLE 15 — RELOCATION
     Landlord will have the right, in its sole discretion, upon not less than sixty (60) days prior written notice to Tenant, to relocate Tenant and to substitute for the Premises described above other space in the Building containing at least as much rentable area and comparable level of tenant finish as the Premises. If Tenant is already occupying the Premises, then Landlord will also reimburse Tenant for Tenant’s reasonable moving and telephone relocation expenses and for reasonable quantities of new stationery upon submission of receipts for such expenditures.
ARTICLE 16 — ASSIGNMENT AND SUBLETTING
     16.1 Restriction. Without the prior written consent of Landlord, which may not be unreasonably conditioned, withheld or delayed, Tenant will not, either involuntarily or voluntarily or by operation of law or otherwise, assign, mortgage, pledge, hypothecate, encumber or permit any lien to attach to, or transfer this Lease or any interest in it, or sublet the Premises or any part of them, or permit the Premises to be occupied by anyone other than Tenant, Tenant’s employees or Tenant’s Affiliates (defined below)(each a “Transfer” and any person or entity to whom a Transfer is made or sought to be made, a “Transferee”). Any Transfer in violation of the provisions of this Article will be void and, at Landlord’s option, will constitute an Event of Default. “Transfer” includes (a) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, members or managers, or transfer of twenty-five percent (25%) or more of partnership or membership interests within a twelve (12) month period, or the dissolution of the partnership or the limited liability company without immediate reconstitution, and (b) if Tenant is a corporation whose stock is not publicly held and not traded through an exchange or over the counter or any other form of entity, (i) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares or other interests of or in Tenant (other than to immediate family members by reason of gift or death), within a twelve (12) month period, or (ii) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period. However, a Transfer to an entity that assumes this Lease and (x) that owns or controls all or substantially all of Tenant’s outstanding shares, or (y) all or substantially all of whose outstanding shares are owned by Tenant or by an entity that owns or controls all or substantially all of Tenant’s outstanding shares, or (z) that acquires all or substantially all of Tenant’s assets (each a “Tenant Affiliate”), will not be subject to Sections 16.1, 16.2, 16.3, 16.4, 16.5, or 16.6; however, Tenant will promptly give Landlord notice of the Transfer and a fully executed copy of the assumption agreement.
     16.2 Notice to Landlord. If Tenant desires to make a Transfer, Tenant will submit to Landlord a written request (a “Transfer Notice”) for Landlord’s consent, at least five (5) business days (but no more than one hundred eighty (180) days) prior to the effective date of the proposed Transfer. The notice will include:
          (a) A statement containing (i) the name and address of the proposed Transferee; (ii) current financial statements of the proposed Transferee certified by an officer, partner or owner, and any other information and materials (including, without limitation, credit reports, business plans, operating history, bank and character references) required by Landlord to assist Landlord in reviewing the financial responsibility, character, and reputation of the proposed Transferee; (iii) the nature of such Transferee’s business and proposed use of the Premises; (iv) the proposed effective date of the Transfer; (v) a description of the portion of the Premises subject to the proposed Transfer; (vi) all of the principal terms of the proposed Transfer (including a calculation of the Transfer Profits (as defined in this Section)); and (vii) such other information or materials as Landlord may reasonably request. If Landlord requests additional information or materials, the Transfer Notice will not be deemed to have been received until Landlord receives them.
          (b) Four (4) originals of the proposed assignment or sublease or other Transfer on a form approved by Landlord and four (4) originals of the Landlord’s consent to sublease or assignment and assumption of lease and consent executed by Tenant and the proposed Transferee.
          (c) If Tenant modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Notice, Tenant will re-submit the Transfer Notice to Landlord for its consent.
     16.3 Landlord’s Recapture Rights. If Tenant intends to effect a Transfer, it may ask Landlord either to waive or to exercise its rights in this Section 16.3 by a request containing as much information required in Section 16.2(a) as Tenant has in its possession. If Landlord does not exercise its rights under this Section 16.3 within five (5) business days after its receipt of Tenant’s request, it will be deemed to have waived them and Tenant will be free for sixty (60) days after Landlord’s receipt of the request to effect a Transfer on the terms outlined in its request. Any such Transfer will be subject to all the other terms and conditions of this Article. If Tenant does not effect the Transfer within that sixty (60) day period, it will make a request for any subsequent proposed Transfer or be subject to other provisions of this Section 16.3. Unless Landlord has waived its rights under this Section 16.3, by written notice to Tenant given at any time within five (5) business days after Landlord’s receipt of all of the materials described in Section 16.2, Landlord may elect to: (a) sublease the Premises or the portion proposed to be sublet by Tenant upon the same terms as those offered to the proposed subtenant; (b) take an assignment of this Lease upon the same terms as those offered to the proposed assignee; or (c) terminate this Lease in its entirety or as to the portion of the Premises subject to the proposed Transfer, with a proportionate adjustment in the Rent if this Lease is terminated as to less than all of the Premises. If Landlord does not exercise any of the options described in this Section, then, during the five (5) business day period, Landlord will either consent or deny its consent to the proposed Transfer.
     16.4 Dispute Resolution. If Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent or otherwise acted in a manner not permitted under this Article 16, then the sole remedy will be a declaratory judgment and an injunction for the relief sought without any monetary damages or other monetary relief. Tenant and each proposed Transferee waive to the maximum extent permitted by Law any and all other remedies, including, without limitation, any right at law or equity to terminate this Lease with respect to any such claim. Tenant will indemnify, defend, protect and hold harmless Landlord from any and all Claims, Damages and Costs involving or asserted by any third party or parties (including, without limitation, Tenant’s proposed Transferee and any broker representing Tenant or such Transferee) claiming they were damaged by Landlord’s wrongful withholding or delaying of Landlord’s consent to such proposed Transfer or other breach of this Article 16.
     16.5 Transfer Profits. If Landlord consents to any Transfer, upon Landlord’s demand, Tenant will pay to Landlord fifty percent (50%) of all Rent, Additional Rent or other consideration paid by or on behalf of such Transferee in connection with the Transfer in excess of Monthly Base Rent and Additional Rent payable by Tenant under this Lease during the period of the Transfer (“Transfer Profits”). Tenant will provide Landlord with a detailed statement setting forth the calculation of any Transfer Profits that Tenant either has or will derive from such Transfer. In addition, Landlord or its representative will have the right at all reasonable times to audit the books and records of Tenant with respect to the calculation of the Transfer Profits. If the inspection reveals that the amount was incorrect, then within ten (10) days of Tenant’s receipt of the results of the audit, Tenant will pay Landlord the deficiency and the cost of Landlord’s audit.
     16.6 Landlord’s Costs. With respect to each proposed Transfer, whether or not Landlord consents, Tenant will pay all of Landlord’s review and processing fees and costs, as well as any reasonable professional, attorneys’, accountants’, engineers’ or other consultants’ fees incurred by Landlord relating to such proposed Transfer within thirty (30) days after written request by Landlord.
     16.7 Continuing Liability of Tenant. Despite any Transfer, Tenant will remain as fully and primarily liable for the payment of Rent and for the performance of all of its other obligations as if the Transfer had not occurred. If an Event of Default occurs after a Transfer, Landlord may proceed directly against Tenant without the necessity of exhausting its remedies against such Transferee. Landlord may consent to subsequent Transfers of this Lease with Transferees of Tenant, upon notice to Tenant, but without obtaining consent, and such consent will not relieve Tenant of its liability under this Lease.
     16.8 Non-Waiver. The consent to any Transfer will not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent to any further Transfer. If a Transfer occurs, Landlord may collect Rent from the Transferee without waiving any rights hereunder and collection of the Rent from a person other than Tenant will not be deemed a waiver of any of Landlord’s rights, an acceptance of Transferee as Tenant, or a release of Tenant from the performance of Tenant’s obligations.
ARTICLE 17 — DEFAULT AND REMEDIES
     17.1 Events of Default. “Events of Default” are:
          (a) Any failure by Tenant to pay any Rent in full within five (5) days’ written notice that it is due. That notice will be in lieu of any notice required under any Law now or in the future is in effect requiring that notice of default be given prior to commencement of an unlawful detainer or other legal proceeding.
          (b) Any failure by Tenant to execute and deliver any statement or document described in Article 19 and Article 23 requested by Landlord within the specified time periods, if the failure continues for three (3) days after delivery of written notice that notice will be in lieu of, and not in addition to, any notice required under any Law now or in the future in effect requiring that notice of default be given prior to commencement of an unlawful detainer or other legal proceeding.
          (c) The failure by Tenant to observe or perform any other provision of this Lease, other than those described in subsections (a), (b) and (c) of this Section, if such failure continues for twenty (20) days (except if a different period of time is specified in this Lease, in which case such different time period will apply) after written notice; however, if the nature of the default is such that it cannot be cured within the twenty (20) day period, no default will exist if Tenant commences the curing of the default within the twenty (20) day period and diligently prosecutes the cure to completion. The twenty (20) day notice will be in lieu of, and not in addition to, any notice required under any Law now or in the future in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding.
          (d) The making or furnishing by Tenant of any materially false or misleading representation prior to or during the Lease Term.
          (e) The assignment, subletting or other Transfer, or any attempted assignment, subletting or other Transfer, of this Lease in violation of Article 16.
          (f) Any instance whereby Tenant or any general partner of Tenant will cease doing business as a going concern, make an assignment for the benefit of creditors, generally not pay its debts as they become due or admit in writing its inability to pay its debts as they become due, file a petition commencing a voluntary case under any chapter of the Bankruptcy Code, be adjudicated an insolvent, file a petition seeking for itself any reorganization, composition, readjustment, liquidation, dissolution or similar arrangement under the Bankruptcy Code or any other present or future similar statute, law, rule or regulation, or file an answer admitting the material allegations of a petition filed against it in any such proceeding, consent to the filing of such a petition or acquiesce in the appointment of a trustee, receiver, custodian or other similar official for it or of all or any substantial part of its assets or properties, or take any action looking to its dissolution or liquidation.
          (g) The commencement of a case, proceeding or other action against Tenant or any general partner of Tenant seeking the entry of an order for relief against Tenant or any general partner thereof as debtor; to adjudicate Tenant or any general partner thereof as a bankrupt or insolvent, or seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief against Tenant or any general partner thereof under the Bankruptcy Code or any other present or future similar statute, law, rule or regulation, which case, proceeding or other action either results in such entry, adjudication or issuance or entry of any other order or judgment having a similar effect, or remains undismissed for sixty (60) days, or within sixty (60) days after the appointment (without Tenant’s or such general partner’s consent) of any trustee, receiver, custodian or other similar official for it or such general partner, or of all or any substantial part of its or such general partner’s assets and properties, such appointment will not be vacated.
          (h) The appointment of a receiver, trustee or custodian to take possession of all or any substantial portion of the assets of Tenant, or the formation of any committee of Tenant’s creditors, or any class of them, for the purpose of monitoring or investigating the financial affairs of Tenant or enforcing such creditors’ rights.
          (i) The attempted repudiation or revocation of any guaranty or assumption of this Lease or the participation by Guarantor in any event described in this Section.
     17.2 Landlord’s Right to Terminate Upon Tenant Default. If an Event of Default occurs, Landlord will have the right to terminate this Lease and recover possession of the Premises by written notice to Tenant. In that event, Landlord will be entitled to receive from Tenant (subject to Landlord’s duty to mitigate its damages):
          (a) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus
          (b) The worth at the time of award of the amount by which the unpaid Rent that would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus
          (c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus
          (d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and
          (e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. “Worth at the time of award” will be computed by allowing interest at the “prime rate” or “reference rate” announced from time to time by Bank of America, N.T. & S.A. (or such reasonable comparable national banking institution as is selected by Landlord if Bank of America, N.T. & S.A. ceases to publish a prime rate or reference rate), plus one percent (1%).
     17.3 Landlord’s Right to Continue Lease Upon Tenant Default. If an Event of Default or

abandonment of the Premises by Tenant occurs and if Landlord does not terminate this Lease, Landlord may from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease. Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due. The proceeds of any reletting will be applied first to pay to Landlord all costs and expenses of reletting (including, without limitation, costs and expenses of retaking the Premises, removing persons and property, securing new tenants, including expenses for redecoration, alterations and other costs in connection with preparing the Premises for the new tenant, and if Landlord maintains and operates the Premises, the costs to do so) and receivers’ fees incurred in connection with the appointment of and performance by a receiver to protect the Premises and Landlord’s interest under this Lease and any necessary or reasonable alterations; second, to the payment of any indebtedness of Tenant to Landlord other than Rent; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, will be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable, and Tenant will not be entitled to receive any portion of such revenue. No re-entry or taking of possession of the Premises by Landlord pursuant to this Section will be an election to terminate this Lease unless a written notice of such election is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Landlord may, at any time after reletting, elect to terminate this Lease. If an Event of Default occurs when the Premises or any portion thereof are sublet, Landlord may collect directly from the sublessee all rentals becoming due to the Tenant and apply such rentals against other sums due to Landlord without prejudice to any other remedies.
     17.4 Right of Landlord to Performance. If Tenant fails to pay any money required to be paid by it other than Base Rent or fails to perform any other act to be performed by it, then Landlord may cure the failure at the expense of Tenant (a) immediately and without notice in the case (i) of emergency, (ii) where the failure unreasonably interferes with any other tenant in the Building, or (iii) where the failure will result in the violation of Law or the cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues for ten (10) days from the receipt by Tenant of notice of the failure. Any sums paid by Landlord and all incidental costs, together with interest thereon at the maximum rate permitted by law from the date of payment, will be payable to Landlord as Additional Rent on demand, and Landlord will have the same rights and remedies in the event of nonpayment as in the case of the failure by Tenant in the payment of Rent.
     17.5 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease, Landlord may terminate any subleases, licenses, concessions, or other consensual arrangements for possession entered into by Tenant and affecting the Premises, or it may succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. If Landlord elects to succeed to Tenant’s interest, Tenant will have no further right to or interest in the Rent or other consideration receivable under them as of the date of notice by Landlord of its election.
     17.6 Non-Waiver. Landlord’s rights to indemnification for liabilities arising before termination will survive this Lease. Landlord’s acceptance of a lesser sum than the Rent then due will be on account of the earliest installment of Rent due. No endorsement or statement on any check or any letter accompanying any check or payment as Rent is an accord and satisfaction, and Landlord may accept payment without prejudice to its right to recover the balance of or pursue any other remedy. The delivery of keys to any employee or agent of Landlord will not operate as a surrender of the Premises.
     17.7 WAIVER OF TRIAL BY JURY. LANDLORD AND TENANT WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF THIS LEASE.
     17.8 Cumulative Remedies. The remedies to this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress in case of any breach or threatened breach by Tenant. In addition to the other remedies, Landlord will be entitled to an injunction of the breach or attempted or threatened specific performance of this Lease.
     17.9 Default by Landlord. Landlord’s failure to perform or observe any of its obligations under this Lease will constitute a default by Landlord under this Lease only if such failure will continue for a period of thirty (30) days (or the additional time, if any, that is reasonably necessary promptly and diligently to cure the failure) after Landlord receives written notice from Tenant specifying in reasonable detail the nature and extent of the failure and the Lease provision containing the obligation in question. Subject to the remaining provisions of this Lease, following the occurrence of any such default, Tenant will have the right to pursue any remedy available under Law for such default by Landlord (subject to the limitations set forth in Section 25.1); however, Tenant will not have any right to terminate this Lease on account of any such default, or to setoff, abate or reduce Rent before entry of a non-appealable final judgment in Tenant’s favor against Landlord. Tenant will have no claim against Landlord or defense to a claim by Landlord unless Tenant gives Landlord written notice of the circumstances giving rise to the claim or defense within one hundred eighty (180) days after the circumstances arise.
ARTICLE 18 — ATTORNEYS’ FEES
     If either Landlord or Tenant commences any action or other proceeding against the other arising out of this Lease or the Premises, the prevailing party will be entitled to recover from the other party, in addition to any other relief, its actual attorneys’ fees irrespective of whether or not the action or other proceeding is prosecuted to judgment and irrespective of any court schedule of reasonable attorneys’ fees. If Landlord or Tenant is made a party to any litigation instituted by Tenant against a party other than Landlord (or Tenant), or by a third party against Tenant (or Landlord), Tenant (or Landlord) will indemnify, hold harmless and defend Landlord (or Tenant) from any and all loss, cost, liability, damage or expense incurred by Landlord (or Tenant), including attorneys’ fees, in connection with the litigation.
ARTICLE 19 — SUBORDINATION AND ATTORNMENT
     19.1 Subordination. This Lease, and the rights of Tenant, are and will be subordinate to the interests of (a) all present and future ground leases and master leases of all or any part of the Building, (b) present and future mortgages and deeds of trust encumbering the Building, reciprocal easement agreements, and covenants, conditions and restrictions now or hereafter of record, (c) all past and future advances made under any such mortgages or deeds of trust, and (d) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust (collectively, “Security Documents”) which now or in the future constitute a lien upon the Building or the Premises. The subordination will be effective without the necessity of the execution by Tenant of any additional document. Tenant will within ten (10) days of demand therefor execute and deliver any instruments that may be required by Landlord or the holder (“Holder”) of any Security Document in the form required by the Holder; the failure to do so by Tenant will be an Event of Default. The instruments may contain provisions that such lessor, mortgagee or beneficiary (hereafter, for the purposes of this Section 19, a “Successor Landlord”) will (w) not be liable for any act or omission of Landlord or its predecessors, if any, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease, (x) not be subject to any offsets or defenses which Tenant might have been able to assert against Landlord or its predecessors, if any, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease, (y) not be liable for the return of any rent, additional rent, or advance rent that Tenant might have paid for more than the current month nor any Security Deposit under this Lease unless it has been deposited with the Successor Landlord, and (z) be entitled to receive notice of any Landlord default under this Lease plus a reasonable opportunity to cure such default prior to Tenant having any right or ability to exercise any right to terminate this Lease as a result of such Landlord default. Landlord is hereby irrevocably appointed and authorized as agent and attorney-in-fact of Tenant to execute and deliver all such subordination instruments if Tenant fails to execute and deliver them within ten (10) days after request from Landlord.
     19.2 Attornment and Non-Disturbance. If requested to do so, Tenant will attorn to and recognize as Tenant’s landlord under this Lease any superior lessor, superior mortgagee or other purchaser or person taking title to the Building by reason of the termination of any superior lease or the foreclosure of any superior mortgage or deed of trust, and Tenant will, within five (5) days of demand execute any instruments or other documents which may be required by Landlord or the Holder of any such Security Document to evidence the attornment described in this Section. A Holder will have the right to subordinate any Security Documents to this Lease and in that case, in the event of the termination or transfer of Landlord’s estate or interest in the Building by reason of any termination or foreclosure of the Security Documents, Tenant will attorn to and become Tenant of the successor in interest to Landlord at the option of the successor in interest; provided, however, that such successor in interest shall not disturb Tenant and will continue the Lease in full force and effect.
     19.3 Mortgage and Ground Lessor Protection. Tenant agrees to give each Holder, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, if Tenant has been notified in writing of the Holder’s address. Tenant further agrees that if Landlord has failed to cure such default within thirty (30) days after notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord is diligently pursuing the remedies or steps necessary to cure or correct such default), then prior to Tenant pursuing any remedy for such default, the Holder will have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if the Holder has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default).
ARTICLE 20 — QUIET ENJOYMENT
     Tenant will have and peaceably enjoy the Premises free from and against all persons holding an interest in the Building under and through Landlord, so long as Tenant complies with all the terms of this Lease including, without limitation, the Rules and Regulations attached as Exhibit E.
ARTICLE 21 — PARKING
     Tenant will have the right, free of charge, to use up to 160 total parking spaces in the areas designated by Landlord for parking in the secured parking lot, on a first come, first served basis in common with other occupants of the Building, their agents, employees, contractors and invitees. Of Tenant’s 160 parking spaces, Tenant will also have the right to use up to (i) 53 covered, reserved parking spaces in the areas designated by Landlord for parking in the secured parking lot free of charge, and (ii) 30 covered, reserved parking spaces in the areas designated by Landlord for parking in the secured parking lot at a charge of twenty dollars ($20.00) per stall, per month. Tenant may be allowed to rent additional covered, reserved parking spaces at a charge of thirty-five dollars ($35.00) per stall, per month, provided Landlord has sufficient parking available for other tenants. Landlord will have the right to change, add to or delete the design, configuration, layout, size, ingress, egress, areas, method of operation, and other characteristics of or relating to the parking areas at any time. Tenant will cause each of its employees and occupants utilizing the parking areas to abide by all Rules and Regulations for the use of the parking areas prescribed from time to time by Landlord; the initial Rules and Regulations are set forth in Exhibit E. If any employee, contractor or other individual using the parking areas violates this Article or the parking Rules and Regulations, Landlord may revoke the license granted with respect to the particular violating party’s use of the parking areas, and pursuant to its other remedies allowed by this Lease. Landlord may delegate its responsibilities to a parking operator in which case such parking operator will have all the rights of control of Landlord. The parking areas are solely for use by officers, directors, and employees of Tenant, permitted sublessees of the Premises and assignees of this Lease, and may not be transferred without Landlord’s prior approval.
ARTICLE 22 — RULES AND REGULATIONS
     Tenant will comply with the Rules and Regulations and any reasonable and non-discriminatory amendments, modifications and additions to them as adopted and published by written notice to tenants by Landlord for the safety, care, security, good order and cleanliness of the Premises and the Building. Landlord will not be liable to Tenant for any violation of the Rules and Regulations by any other tenant or occupant of the Building.

ARTICLE 23 — ESTOPPEL CERTIFICATES
     Tenant agrees to execute, acknowledge and deliver to Landlord from time to time a statement in writing certifying that (a) this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), (b) the dates to which the Rent has been paid, if any, (c) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of this Lease and, if so, specifying each default, and (d) such other matters as Landlord may reasonably request. The form of Exhibit F is approved by Tenant; however, Landlord will have the right to use other forms for such purpose. Tenant’s failure to execute and deliver such statement ten (10) days after receipt of Landlord’s request for it, at the option of Landlord, constitute an Event of Default and will be conclusive upon Tenant that the certificate prepared and delivered is correct. Landlord is irrevocably appointed as attorney-in-fact of Tenant to execute and deliver a statement if Tenant fails to execute and deliver such statement within ten (10) days after request for it. Any statement delivered pursuant to this Article may be relied upon by any prospective purchaser of the fee of the Building or any mortgagee, ground lessor or other like encumbrancer or any assignee of any such encumbrance upon the Building.
ARTICLE 24 — ENTRY BY LANDLORD
     Upon reasonable prior written notice (except in the case of an emergency when no such notice will be required), Landlord may enter the Premises at all reasonable times to: inspect them; exhibit them to prospective purchasers, lenders or tenants; determine whether Tenant is complying with all of its obligations; supply janitorial and other services to be provided by Landlord to Tenant; post notices of non-responsibility in connections with Tenant’s Alterations; and make repairs or improvements in or to the Building or the Premises. All such work will be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Tenant waives any claim for damages for any injury or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry. Landlord will at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas designated by Tenant in writing in advance). Landlord will have the right to use any and all means by which Landlord may deem proper to enter the Premises. Any entry to the Premises obtained by Landlord will not be a forcible or unlawful entry into the Premises, or an eviction or a termination of Tenant’s duties. If Landlord is required to obtain entry by means other than a key provided by Tenant, the cost of such entry will be payable by Tenant as Additional Rent.
     Except in case of an emergency, notwithstanding anything in this section to the contrary, Landlord agrees (i) that before entering the cleanroom, Landlord will obtain express permission from Tenant and take all necessary sanitary precautions, including, but not limited to wearing required protective suits; and (ii) to keep confidential any and all information of Tenant that Landlord may gain access to upon entering Tenant’s office area.
ARTICLE 25 — LANDLORD’S LEASE UNDERTAKINGS;
TRANSFER OF LANDLORD’S INTEREST
     25.1 Landlord’s Lease Undertakings. The recourse of Tenant or its successors or assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (a) any actual or alleged breach by Landlord or (b) any matter relating to Tenant’s occupancy of the Premises (collectively, “Landlord’s Lease Undertakings”) will be limited to solely an amount equal to the lesser of (i) Landlord’s interest in the Building and (ii) the equity Landlord would have in the Building if the Building were encumbered by independent secured financing equal to eighty percent (80%) of the value of the Building. Tenant will have no recourse against any other assets of Landlord or its officers, directors or shareholders. Except to the extent of Landlord’s interest in the Building, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or will at any time be asserted or enforceable against Landlord or any of its directors, officers, shareholders, employees, agents, constituent partners, beneficiaries trustees or representatives. Landlord will not be liable to Tenant for any lost profits, lost economic opportunities or any form of consequential damage as the result of any actual or alleged breach by Landlord of Landlord’s Lease Undertakings.
     25.2 Transfer of Landlord’s Interest. Landlord and each successor to Landlord will be fully released from the performance of Landlord’s obligations arising after the date of the transfer of Landlord’s interest in the Building to a third party. Landlord will not be liable for any obligations arising after the date of the transfer of its interest in the Building.
ARTICLE 26 — HOLDOVER TENANCY
     If Tenant holds possession of the Premises after the end of the Term, Tenant will be a tenant at sufferance upon all of the terms of this Lease, except Term and Base Rent. During the holdover period, Tenant will pay Base Rent equal to one hundred fifty percent (150%) of the Base Rent and Additional Rent payable during the last month of the Term. The Base Rent payable for the holdover period will not be construed as a penalty or as liquidated damages. Tenant will indemnify Landlord from and against any and all claims, demands, actions, proceedings, losses, damages, liabilities, obligations, penalties, costs and expenses, including, without limitation, all lost profits and other consequential damages, attorneys’ fees, consultants’ fees and court costs incurred or suffered by or asserted against Landlord by reason of Tenant’s failure to surrender the Premises at the end of this Lease.
ARTICLE 27 — NOTICES
     All notices that Landlord or Tenant may serve on the other may be served, as an alternative to personal service, (i) by registered or certified mail, postage prepaid, (ii) by a reputable overnight courier service, which provides evidence of delivery, addressed to Landlord’s Address and identifying the provision of the Lease to which the notice relates, and to Tenant’s address, or to the Tenant at the Premises whether or not Tenant occupies them, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing, or (iii) by facsimile addressed to Landlord’s or Tenant’s designee stated herein, or such other person as either Landlord or Tenant may from time to time designate to the other in writing. Any notice will be deemed to have been served at the time the same was received and each alternative stated herein shall constitute “written” notice.
ARTICLE 28 — BROKERS
     Landlord will be responsible for the payment of any brokerage commissions to Landlord’s Broker, if any. If Tenant has dealt with any other person or real estate broker in respect to leasing, subleasing or renting space in the Building other than the Brokers and Landlord, or Landlord’s Broker, does not have a separate written agreement with Tenant’s Broker regarding its compensation on account of this Lease, Tenant will be solely responsible for the payment of any fee due to it and Tenant will protect, indemnify, hold harmless and defend Landlord from any liability to it.
ARTICLE 29 — RIGHTS RESERVED BY LANDLORD
     Landlord may from time to time, provided Landlord does not materially interfere with Tenant’s use of the Premises: (a) change the name or street address of the Building; (b) install, affix and maintain all signs on the exterior and interior of the Building; (c) designate and approve prior to installation all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (d) change the arrangement of entrances, doors, corridors, elevators and stairs in the Building so long as such change does not materially adversely affect access to the Premises; (e) grant any party the exclusive right to conduct any business or render any service in the Building but not prohibit Tenant from using the Premises for the purposes permitted under this Lease; (f) close the Building after normal business hours, except that Tenant and its employees and invitees will be entitled to admission at all times under such rules and regulations as Landlord prescribes for security purposes; (g) install, operate and maintain security systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Building; (h) install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building; (i) designate, relocate and limit the use of the Common Areas; (j) do anything necessary to prevent a dedication of any rights in any person; and (k) lease space in the Building and to create such other tenancies in the Building as Landlord, in its sole business judgment, determines is in the best interests of the Building.
ARTICLE 30 — MISCELLANEOUS
     30.1 Entire Agreement. This Lease consists of the foregoing Basic Lease Provisions, Articles 1 through 30, and Exhibits, all of which are incorporated by this reference. If the provisions of the Basic Lease Provisions and the Articles conflict, the Articles will control. This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth. This Lease supersedes any and all prior agreements between Landlord and Tenant
     30.2 Amendments. This Lease will not be amended, changed, or modified in any way unless in writing executed by Landlord and Tenant Landlord will not have waived or released any of its rights unless in writing.
     30.3 Successors. This Lease will bind or inure to the benefit of Landlord and Tenant and their respective successors and assigns; this provision will not permit any Transfer by Tenant contrary to the provisions of Article 16.
     30.4 Force Majeure. Except for Tenant’s obligation to pay Rent, neither Landlord nor Tenant will incur any liability to the other with respect to any of such Party’s obligations if the failure is caused by any reason beyond the control of such Party, including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services. The amount of time for Landlord to perform any of Landlord’s obligations will be extended by the amount of time Landlord is delayed in performing such obligation by any force majeure.
     30.5 Survival of Obligations. Any obligations of Tenant accruing prior to the end of this Lease will survive this Lease, and Tenant will promptly perform all such obligations whether or not this Lease has ended.
     30.6 Light and Air. No diminution or shutting off of any light, air or view by any structure now or hereafter erected will in any manner affect this Lease or the obligations of Tenant, or increase any of the obligations of Landlord.
     30.7 Governing Law. This Lease will be governed by, and construed in accordance with, the laws of the State of Arizona.
     30.8 Prohibition Against Recording. Tenant will not record this Lease nor any memorandum, affidavit or other writing with respect to it without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.
     30.9 Severability. If any provision of this Lease is found to be unenforceable, the remainder will not be affected. Any provision found to be invalid will be enforceable to the extent permitted by law. If two interpretations may be given to any provision, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable will be adopted.
     30.10 Captions. All captions, headings, titles, numerical references and computer highlighting are for convenience only and will have no effect on the interpretation of this Lease.
     30.11 Interpretation. Tenant acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease will be construed neither for nor against Landlord or Tenant, but will be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties.
     30.12 Independent Covenants. Each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of this Lease.
     30.13 Number and Gender. All terms and words used in this Lease, regardless of the number or gender in which they are used, will be deemed to include the appropriate number and gender, as the context may require.
     30.14 Time is of the Essence. Time is of the essence of this Lease and the performance of all obligations hereunder.
     30.15 Joint and Several Liability. If Tenant comprises more than one person or entity, all such persons will be jointly and severally liable for payment of rents and the performance of Tenant’s obligations.
     30.16 No Offer to Lease. The submission of this Lease to Tenant or its Broker or other agent, does not constitute an offer to Tenant to lease the Premises. This Lease will have no force and effect until (a) it is executed and delivered by Tenant to Landlord and (b) it is fully reviewed and executed by Landlord. Execution and delivery by Tenant will constitute an irrevocable offer for twenty (20) business days following the date of delivery.
     30.17 No Counterclaim; Choice of Laws. If Landlord commences any summary proceeding for non-payment of Rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding. In addition, Tenant submits to local jurisdiction in the County of Maricopa, State of Arizona and agrees that any action by Tenant against Landlord will be instituted in the State of Arizona and that Landlord will have personal jurisdiction over Tenant for any action brought by Landlord against Tenant in the State of Arizona.
     30.18 Modification of Lease. If any current or prospective mortgagee or ground lessor for the Building requires a modification of the Lease which will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant, then this Lease may be so modified and Tenant agrees to execute and deliver whatever documents are required within ten (10) days following the request therefor.
     30.19 Lender’s Approval. This Lease is conditioned upon Landlord’s lender’s approval of it.
     30.20 Authority. If Tenant signs as a corporation or a partnership, each of the persons executing this Lease on behalf of Tenant warrants that Tenant is a duly authorized and existing entity, that Tenant has and is qualified to do business in Arizona, that Tenant has full right and authority to enter into this Lease, and that the signatory on behalf of Tenant are authorized to do so. Upon Landlord’s request, Tenant will provide Landlord with evidence reasonably satisfactory to Landlord confirming the warranty. Landlord warrants that Landlord is a duly authorized and existing entity, qualified to do business in Arizona, and the signatory on behalf of Landlord warrants that Landlord has full right and authority to enter into this Lease and that the person signing on behalf of Landlord is authorized to do so.
     30.21 No Partnership or Joint Venture. This Lease does not create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant.
     30.22 Confidentiality. Tenant agrees that (a) the terms and provisions of this Lease are confidential and constitute proprietary information of Landlord and (b) it will not disclose, and it will cause its partners, officers, directors, shareholders, employees, real estate agents, lenders, accountants and attorneys to not disclose any term or provision of this Lease to any other person without first obtaining the prior written consent of Landlord. Landlord agrees to keep the terms and provisions of this Lease confidential except as disclosure may be necessary to allow Landlord to enter into any future financing arrangements, sales of all or a portion of the property containing the Premises, or for use in other leasing transactions.
     Landlord and Tenant executed this Lease as of the Effective Date.

LANDLORD:

PAPAGO PARAGON PARTNERS, L.L.C., an Arizona limited liability company

By: APEX PROPERTY SOLUTIONS, LLC, an Arizona limited liability company

/s/ Douglas A. Dragoo Douglas A. Dragoo, its Manager

TENANT:

SYNTAX-BRILLIAN CORPORATION, a Delaware corporation

/s/ Wayne Pratt

By: Wayne Pratt
Its: EVP — CFO